EXHIBIT 2.2


                    Reorganization Agreement

                        Between and among

                     E-Automate Corporation,

              ActiveViews Acquisition Corporation,

                           Eric Meyers

                               and

                          Aaron Meyers





                       Date: JULY 14, 2000

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                        Table of Contents


Article I. - Definitions.                                      1
Article II. Reorganization.                                    3
Article III. - Closing.                                        3
Article IV. - Representations and Warranties of AAC            3
Article V. - Representations and Warranties of E-Automate      5
Article VI. - Representations and Warranties of the
               Shareholders                                    6
Article VII. - Conditions of Closing                           7
Article VIII. - Termination                                    9
Article IX. - Miscellaneous                                    9

                    Reorganization Agreement

     This Reorganization Agreement (the "Agreement") is entered into as of Friday, July 14,2000 ("Effective Date"), between and among E-Automate Corporation, a Delaware corporation ("E-Automate"),
ActiveViews Acquisition Corporation, a Utah corporation ("AAC"),
Aaron Meyers, an individual and Eric Meyers, an individual. E-
Automate, AAC, Aaron Meyers and Eric Meyers are referred to herein, collectively, as the "Parties" and, individually, as a "Party." Aaron Meyers and Eric Meyers are referred to collectively herein as the "ACC Shareholders."

                            Recitals

     A. WHEREAS, the Board of Directors E-Automate has approved the stock-for-stock acquisition of AAC by E-Automate, as set forth in this Agreement; and

     B. WHEREAS, the Board of Directors of AAC, in light of and subject to the terms and conditions set forth herein, has determined that the Reorganization (as that term is defined below) is in the best interests of AAC and its stockholders;

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                  Article I.     - Definitions.

     The capitalized terms contained in this Agreement shall have the meanings ascribed to them in this Section Article I, or as otherwise required by context.

          (a) "AAC" shall mean ActiveViews Acquisition Corporation, a corporation organized and existing under the laws of the state of Utah.

          (b) "Certificate" and "Certificates" shall have the meanings ascribed thereto in Section 2.02 below.

          (c) "Closing" shall have the meaning ascribed thereto in Article III below.

          (d)  "Closing Date" shall have the meaning ascribed thereto in
Article III below.

          (e)  "Code" means the Internal Revenue Code of 1986, as amended.

          (f)   "Commission" means the Securities and Exchange Commission.

          (g) "Company Representations" shall have the meaning set forth in Article IV below.

          (h) "Disclosure Schedule" shall have the meaning ascribed thereto in Article IV below "Effective Date" shall mean the date upon which this Agreement is executed by both parties, as further specified in the preamble.

          (i) "E-Automate" shall mean E-Automate Corporation, a corporation organized and existing under the laws of the state of Delaware.

          (j) "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and all rules promulgated thereunder.

          (k)  "Financial Statements" has the meaning set forth in Section
5.06 below.

          (l) "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or recorded on whatever medium).

          (m) "Knowledge" means actual knowledge of officers and directors, and employees with responsibility for the subject matter, after reasonable investigation.

          (n) "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          (o) "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          (p) "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          (q)   "Reorganization" shall have the meaning ascribed thereto in
Article II below

          (r) "Reorganization Consideration" shall have the meaning ascribed thereto in Section 2.01 below.

          (s) "Securities Filings" shall have the meaning ascribed thereto in Section 5.06 below.

          (t) "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient Securities to elect a majority of the directors.

          (u) "Tax" or "Taxes" means any federal, state, county, local, or foreign taxes, charges, fees, levies or other assessments, including all net income, gross receipts, license, payroll, employment, excise, severance, stamp, business and occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, gains, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any governmental authority including any interest, penalty, or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

          (v) "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule thereto, and including any amendment thereof.

          (w)  "Transfer Agent" shall have the meaning ascribed thereto in
Section 2.02 below.


                 Article II.    Reorganization.

     Section 2.01 General. At the Closing, pursuant to a plan of reorganization approved by the Board of directors of both E-Automate and AAC, and upon the terms and subject to the conditions of this Agreement, the Shareholders shall deliver to E-Automate all of their shares of the common stock of AAC and E-Automate shall deliver to the Shareholders, in proportion to their respective ownership of AAC, 50,000 shares of the common stock of E-Automate ("Reorganization Consideration"). Such common stock shall have rights, privileges and preferences equal to those of the holders of common stock generally of E-Automate, including the right to vote. At the conclusion of the Reorganization, E-Automate shall be the sole owner of all of the issued and outstanding equity of AAC and the Shareholders shall have received solely voting common stock of E-Automate in exchange for such equity. It is the Parties' express intention that the Reorganization qualify as a tax-free reorganization under Code 354 and 368(a)(1)(B).

     Section 2.02 Exchange of Certificates. At the Closing, E-Automate or its designated agent shall act as transfer agent (the "Transfer Agent") in effecting the exchange specified above upon surrender by Shareholders of their certificates (the "Certificates") in AAC, that prior to the Closing represented all of the issued and outstanding equity shares of AAC. Upon the surrender of each such Certificate, the Transfer Agent shall issued to the holder of such Certificate the Reorganization Consideration pursuant to Section 2.01 above in exchange therefor, and such Certificate shall forthwith be canceled.
Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Reorganization Consideration into which such certificate may be converted pursuant to Section 2.01 above. No interest shall be paid or shall accrue on the Reorganization Consideration.

                    Article III.   - Closing.

     In connection with the Reorganization, a closing (the
"Closing") shall be held at the offices of E-Automate, or such other place as the Parties shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article VII below below and effecting the closing of the Reorganization. The date on which the Closing is held is referred to herein as the "Closing Date."


    Article IV.    - Representations and Warranties of AAC

     AAC represents and warrants to E-Automate that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the disclosure schedule, if any, attached to this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in sections corresponding to the numbered sections contained in this Article IV. .

     Section 4.01 Organization, Good Standing, and Qualification. AAC is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Utah. AAC has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.
AAC is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties. AAC has furnished the Purchaser with true and correct copies of its charter and bylaws, each as presently in effect.

     Section 4.02 Corporate Power. AAC has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement and the transactions contemplated hereby.

     Section 4.03 Capitalization. The authorized capital of AAC consists, or will consist, immediately prior to the Closings of 50,000 shares of common stock, par value $0.0001 no par value, stock, of which 50,000 are issued and outstanding.

     Section 4.04 Purchase Rights, Equity Plans, etc.. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from AAC of any shares of its capital stock.

     Section 4.05 Subsidiaries. AAC does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, business trust, association, or other business entity.

     Section 4.06 Authorization. All corporate action on the part of AAC, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of AAC hereunder has been taken or will be taken prior to the Closings, as applicable. This Agreement constitutes valid and legally binding obligations of AAC enforceable against AAC in accordance with their terms, subject to laws of general application related to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     Section 4.07 Undisclosed Liabilities. AAC has no Liability and there is no basis for any present or to its Knowledge, future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability.

     Section 4.08 Legal Compliance; Permits. Except for any failures to comply that individually or in the aggregate would not have a material adverse effect on the business of AAC, taken as a whole, AAC has complied in all respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all federal, state, local, and foreign governments (and all agencies thereof), and with the terms and conditions of all material licenses, permits, certificates, approvals, and authorities issued by any governmental agency or authority, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.
Section 4.09   Tax Matters.

          (a) AAC has filed all Tax Returns that it was required to file. To the Knowledge of AAC, all Tax Returns that it has filed are correct and complete in all respects. Except for taxes that will be due and owing for calendar year 2000, all Taxes due and owed by AAC have been paid.

          (b) AAC has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third-Party.

         (c) Neither AAC nor any employee responsible for Tax matters expects any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. To the Knowledge of AAC, there is no dispute or claim concerning any Tax Liability of AAC either (i) claimed or raised by any taxing authority in writing or (ii) as to which any of AAC and the directors and officers (and employees responsible for Tax matters) of AAC has Knowledge based upon personal contact with any agent of such taxing authority.

          (d) AAC has not received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

     Section 4.10   Intellectual Property. To the Knowledge of AAC:

          (a) AAC owns free of encumbrances or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of ACCAAC as presently conducted and as presently proposed to be conducted.
          (b) Each item of Intellectual Property owned or used by AAC immediately prior to the Closings will be owned or available for use by AAC on identical terms and conditions immediately subsequent to the Closings.

          (c) Each item of AAC's proprietary Intellectual Property (and to its knowledge without inquiry of third-parties) each item of non-proprietary Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

          (d) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item.

     Section 4.11   Litigation. There are  no
of the actions, suits, proceedings, hearings, and investigations that could result or could reasonably be expected to result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of AAC.

     Section 4.12   Brokers' Fees.  AAC has no Liability or
obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which AAC could become liable or obligated.

  Article V.     - Representations and Warranties of E-Automate

     E-Automate represents and warrants to AAC and the Shareholders that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

     Section 5.01 Organization of E-Automate. E-Automate is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

     Section 5.02 Authorization of Transaction. E-Automate has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of E-Automate, enforceable in accordance with its terms and conditions.

     Section 5.03 Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the Reorganization), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which E-Automate is subject or any provision of its Articles or Certificate of Incorporation or Bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which E-Automate is a party or by which it is bound or to which any of its assets is subject.

     Section 5.04 Brokers' Fees. E-Automate has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which E-Automate could become liable or obligated.

     Section 5.05 Acquisition Intent. E-Automate does not currently intend to sell off, spin out, or otherwise dispose of the equity interests it is acquiring or will hold in, or the assets of, AAC subsequent to the Closing.

     Section 5.06 Filings. E-Automate is a company subject to reporting under Section 13 or 15(d) of the Exchange Act, is current in all of its filings with the Commission, has delivered a copy of its Annual Report on Form 10-KSB for the year ended March 31, 2000 and the most recent draft Quarterly Report Under the Exchange Act (the "Securities Filings"). Such Securities filings do not include any untrue statement of a material fact or any omission to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading.

     Article VI. - Representations and Warranties of the Shareholders

     Each of the Shareholders hereby represents and warrants to E-Automate and AAC that the statements contained in this Article
VI are correct and complete as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI), as follows:

     Section 6.01 Authority. He has the legal capacity and all necessary right, power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby without any consent, approval, power, authority or participation of or from his spouse or partner.

     Section 6.02 Valid Execution and Delivery. This Agreement has been duly and validly executed and delivered by him and constitutes his legal, valid and binding agreement and obligation enforceable against him in accordance with its terms. He has good and marketable title to the shares of AAC common stock owned by him free and clear of any claims, restrictions, liens or encumbrances.

     Section 6.03 Non-Contravention. The execution, delivery and performance by him of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to him or any of his properties; (ii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which he is entitled under any provision of any agreement, contract, license or other instrument binding upon him or any of his properties, or allow the acceleration of the performance of, any of his obligations under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which he is a party or by he or any of his properties is subject or bound; or (iii) result in the creation or imposition of any liens, security interests, pledges, mortgages, encumbrances or claims of third-parties on any of his assets, except in the case of clauses (i), (ii) and (iii) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and liens which would not individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement.

     Section 6.04 Litigation. There is no action, suit, claim, investigation or proceeding (or, to his Knowledge, any basis for any person to assert any claim likely to result in liability or any other adverse determination) pending against, or to his Knowledge, threatened against or affecting him or his properties before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. As of the date hereof, neither he nor his properties is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

     Section 6.05 Company Representations. The Company Representations which are qualified as to materiality are true and correct and the Company Representations which are not so qualified are true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though newly made at and as of that time.

             Article VII.   - Conditions of Closing

     Section 7.01 Conditions of Closing for E-Automate. The obligations of E-Automate to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions, any or all of which may be waived in writing by E-Automate, in its sole discretion, prior to or at the Closing:

          (a) The representations and warranties set forth in Article IV above and Article VI above that are qualified by materiality shall be true and correct in all respects at and as of the Closing Date and the representations and warranties set forth in
Article IV above and Article VI above that are not qualified by materiality shall be true in all material respects at and as of the Closing Date.
          (b) AAC and the Shareholders shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing Date.
          (c) No action, suit, or proceeding shall be pending or, to AAC's Knowledge, be threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of E-Automate to operate the former business of AAC.

          (d) The transactions contemplated herein shall have been approved by the Board of Directors and shareholders of AAC.

          (e) All actions to be taken by AAC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to E-Automate.

     Section 7.02 Conditions of Closing for AAC. The obligations of AAC to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions, any or all of which may be waived in writing by AAC, in its sole discretion, prior to or at the
Closing:
          (a) The representations and warranties set forth in Article V above and Article VI above shall be true and correct in all material respects at and as of the Closing Date.

          (b) E-Automate and the Shareholders shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing Date.

          (c) No action, suit, or proceeding shall be pending or, to the Knowledge of E-Automate, be threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

          (d) The Board of Directors, and the stockholders of E-Automate, if necessary, shall have approved the transactions contemplated in this Agreement;

          (e) All actions to be taken by E-Automate and the Shareholders in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to AAC.

     Section 7.03 Conditions of Closing for the Shareholders. The obligations of the Shareholders to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions, any or all of which may be waived in writing by the Shareholders, in their sole discretion, prior to or at the Closing:

          (a) The representations and warranties set forth in Article IV above and Article V above shall be true and correct in all material respects at and as of the Closing Date.

          (b) E-Automate and AAC shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing Date.

          (c) No action, suit, or proceeding shall be pending or, to the Knowledge of E-Automate or AAC, be threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

          (d) The Board of Directors, and stockholders of E-Automate, if required, shall have approved the transactions contemplated in this Agreement.

          (e) All actions to be taken by E-Automate and AAC in connection with the consummation of the transactions as contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders.

                  Article VIII.  - Termination

     Certain of the Parties may terminate this Agreement as provided below:

     Section 8.01 The Parties hereto may terminate this Agreement by mutual written consent at any time prior to the Closing;

     Section 8.02 E-Automate may terminate this Agreement by giving written notice to AAC and the Shareholders at any time prior to the Closing (i) in the event AAC or the Shareholders has breached any representation, warranty, or covenant contained in this Agreement in any material respect; provided, however, that E-Automate has notified the breaching Party of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or (ii) if the Closing shall not have occurred on or before August 15, 2000, by reason of the failure of any condition precedent under Section 7.01 above
(unless the failure results primarily from E-Automate itself breaching any representation, warranty, or covenant contained in this Agreement).

     Section 8.03 AAC may terminate this Agreement by giving written notice to E-Automate and the Shareholders at any time prior to the Closing (i) in the event E-Automate has breached any material representation, warranty, or covenant contained in this Agreement in any material respect; provided, however, that AAC has notified E-Automate of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or (ii) if the Closing shall not have occurred on or before August 15, 2000, by reason of the failure of any condition precedent under Section 7.02 above (unless the failure results primarily from AAC itself breaching any representation, warranty, or covenant contained in this Agreement).

     Section 8.04   If this Agreement is terminated pursuant to this
Article VIII, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other
Party (except for any Liability of any Party then in breach).

                 Article IX.    - Miscellaneous

     Section 9.01 Press Releases and Public Announcements. E-Automate may issue press releases and make public announcements relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties. No other Party may make any press release or other announcement concerning this Agreement or any transactions contemplated herein without the consent of E-Automate.

     Section 9.02 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     Section 9.03 Entire Agreement. This Agreement, including the documents referred to herein, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between or among the Parties (whether written or oral), to the extent they related in any way to the subject matter hereof.

     Section 9.04 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

     Section 9.05 Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

     Section 9.06 Headings. The article, section and subsection headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.07 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient or receipt is confirmed electronically or by mail. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

If to E-Automate:                With a copy to:
     E-Automate Corporation           Dwight B. Williams, Esq.
     71 North 490 West                Suite 900
     American Fork, UT 84003          170 South Main Street
     Attention: Lon D. Price          Salt Lake City, UT 84101-1655

If to AAC                       With a copy to:
     ActiveViews Acquisition          Robert B. Hicks
      Corporation                     1162 North 1050 East
     71 North 490 West                Orem, UT 84097
     American Fork, UT 84003          Dwight B. Williams, Esq.
     Attention: Lon D. Price          Suite 900
                                      170 South Main Street
                                      Salt Lake City, UT 84101-1655

If to the Shareholders           With a copy to:
2018 West 1600 North                  Robert B. Hicks
     Provo, UT 84604                  1162 North 1050 East
     Attention: Eric Meyers           Orem, UT 84097

     Section 9.08 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

     Section 9.09 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.

     Section 9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     Section 9.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation." Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail.
Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     Section 9.12 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled, without the necessity of posting a bond or proving actual damages, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.13 below), in addition to any other remedy to which it may be entitled, at law or in equity.

     Section 9.13 Submission to Jurisdiction. Each Party submits to the jurisdiction of any state or federal court sitting in Salt
Lake City or Orem, Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

     Section 9.14 Recovery of Litigation Costs. If any legal action or other proceedings is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

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     IN WITNESS WHEREOF, the Parties have caused this
Reorganization Agreement to be signed as of the day and year first above written.

                                E-Automate Corporation

                                    /s/ Lon D. Price
                                By:-------------------------
                                     Lon D. Price
                                Its: President & CEO

                                ActiveViews Acquisition
                                Corporation

                                     /s/ Eric Meyers
                                By:-------------------------
                                     Eric Meyers
                                Its: President


                                    /s/ Eric Meyers
                                   -------------------------
                                     Eric Meyers


                                    /s/ Aaron Meyers
                                   -------------------------
                                     Aaron Meyers